Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement to Form S-1 of our report dated June 6, 2025, which includes an explanatory paragraph relating to HCM III Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of HCM III Acquisition Corp. as of April 22, 2025 and for the period from April 15, 2025 (inception) through April 22, 2025 which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC

New York, New York
June 6, 2025